SECURITIES AND EXCHANGE
                           COMMISSION
                     Washington, D.C. 20549
                          SCHEDULE 13G

            under the Securities Exchange Act of 1934



                          Goldcorp Inc.
                 ------------------------------
                        (Name of Issuer)


                    Class A Subordinate Voting
                  -----------------------------
                 (Title of Class of Securities)


                            38095610
                        -----------------
                         (CUSIP Number)


                        December 31, 1997
                ---------------------------------
     (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                          |X|  Rule 13d-1(b)
                          |_|  Rule 13d-1(c)
                          |_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                -----------------------------

CUSIP No.      38095610           13G        Page 2  of 7 Pages

----------------------------                -----------------------------


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1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Royal Mutual Funds Inc.
-----------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)|_|
                                                             (b)|_|
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3.       SEC USE ONLY


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4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada (federally
         incorporated company)
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                  5.      SOLE VOTING POWER

                 --------------------------------------------------------
NUMBER OF         6.      SHARED VOTING POWER
SHARES                    5,872,100
BENEFICIALLY     --------------------------------------------------------
OWNED BY EACH     7.      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH      --------------------------------------------------------
                  8.      SHARED DISPOSITIVE POWER
                          5,872,100

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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,872,100
-----------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                       |_|


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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         9.0%
-----------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         IA
-----------------------------------------------------------------------

              * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a) Name of Issuer:
          Goldcorp Inc.


Item 1(b) Address of Issuer's Principal Executive Offices:

          Goldcorp Inc.
          2700, 145 King St. West
          Toronto, Ontario
          Canada, M5H 1J8
          (416) 865-0326


Item 2(a) Name of Person Filing:

          Royal Mutual Funds Inc.
          ("RMFI")


Item 2(b) Address of Principal Business Office or, if None,
          Residence:

          Royal Mutual Funds Inc.
          Royal Trust Tower, P.O. Box 7500, Station A
          77 King Street West
          Toronto, Ontario M5W 1P9


Item 2(c) Citizenship:
          Canada


Item 2(d) Title of Class of Securities:
          Class A Subordinate Voting


Item 2(e) CUSIP Number:
          38095610

Item 3.  If this statement is filed pursuant to Sections
         240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) |_| Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

         (b) |_| Bank as defined in Section 3(a)(6) of the Act
                 (15 U.S.C. 78c).

         (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C.78c).

         (d) |_| Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C.8a-8).

         (e) |X| An Investment Adviser in accordance with
                 Section 240.13d-1(b)(1)(ii)(E);*

         (f) |_| An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

         (g) |_| A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

         (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) |_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Section 240.13d-1(c), Check this box | |;

         * RMFI is a foreign Investment Advisor that has received no-action relief to file on Schedule 13G as a "Qualified Institutional Investor".


Item 4.  Ownership.

         (a) Amount beneficially owned:

             5,872,100

         (b) Percent of class:

             9.0%

         (c) Number of shares as to which such person has:

            (i) Sole power to vote or to direct the vote

            (ii) Shared power to vote or to direct the vote
             5,872,100

            (iii) Sole power to dispose or to direct the
                  disposition of

            (iv) Shared power to dispose or to direct the
                 disposition of
             5,872,100

Item 5.  Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

      RMFI, a wholly-owned subsidiary of Royal Bank of Canada, is the manager of accounts and has delegated its investment management duties to Royal Bank Investment Management Inc. ("RBIM"). RBIM is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of securities in such accounts. No such account holds more than 5 percent of the class.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
         Holding Company.

      N/A


Item 8.  Identification and Classification of Members of the Group.

      N/A


Item 9.  Notice of Dissolution of Group.

      N/A


Item 10. Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                             SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              Wednesday, February 25, 1998
                              -----------------------------
                                        (Date)


                              /s/ Simon Lewis
                              -----------------------------
                                       (Signature)


                              Simon Lewis/
                              President
                              -----------------------------
                                       (Name/Title)